EXHIBIT 2.2


                             STOCK OPTION AGREEMENT


     This Stock Option Agreement ("Option Agreement") is dated as of July 8, 1999, between Community Federal Bancorp, Inc., a Delaware corporation ("Community Federal") and First M&F Corporation ("First M&F"), a Mississippi corporation.

                                   WITNESSETH

     WHEREAS, the Boards of Directors of Community Federal and First M&F have approved an Agreement and Plan of Merger ("Merger Agreement") dated as of the date hereof providing for the merger of Community Federal into First M&F;

     WHEREAS, as a condition to First M&F's entry into the Merger Agreement and to induce such entry, Community Federal has agreed to grant to First M&F the option set forth herein to purchase authorized but unissued shares of Community Federal Common Stock;

     NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

1.   Definitions.
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     Capitalized terms defined in the Merger Agreement and used herein shall have the same meanings as in the Merger Agreement.

2.   Grant of Option.
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     Subject to the terms and conditions set forth herein, Community Federal hereby grants to First M&F an option ("Option") to purchase up to 848,960 shares of Community Federal Common Stock, at a price of $17.00 per share payable in cash as provided in Section 4 hereof; provided, however, that in the event Community Federal issues or agrees to issue any shares of Community Federal Common Stock (other than as permitted under the Merger Agreement) at a price less than $17.00 per share (as adjusted pursuant to Section 6 hereof), the exercise price shall be equal to such lesser price; in no event, however, shall the number of shares for which the Option is exercisable exceed 19.9% of Community Federal's issued and outstanding Common Stock.

3.   Exercise of Option.
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     (a)  Subject to compliance with applicable laws and regulations and unless
First M&F shall have breached in any material respect and failed to cure any covenant or representation contained in the Merger Agreement, First M&F may exercise the Option, in whole or part, at any time following the occurrence of a Purchase Event (as defined below).

     (b) As used herein, a "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

          (i) any person (other than First M&F) shall have commenced a bona fide tender or exchange offer to purchase shares of Community Federal Common Stock and upon consummation of such offer such person owns or controls twenty percent (20%) or more of the outstanding shares of Community Federal Common Stock; or

          (ii) Community Federal, without having received First M&F's prior written consent, shall have entered into an agreement with any person (other than First M&F), other than in connection with a transaction to which First M&F has given its prior written consent, to (x) merge or consolidate, or enter into any similar transaction, with Community Federal other than with respect to any requirement of divestiture in connection with the Merger Agreement under the federal banking or antitrust laws, (y) purchase, lease or otherwise acquire any substantial portion of the assets of Community Federal other than in the ordinary course of business of Community Federal, or (z) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing twenty percent (20%) or more of the voting power of Community Federal and the transaction referred to in (x), (y) or (z) shall have been consummated; or

          (iii) any person (other than First M&F or a subsidiary of Community Federal acting in a fiduciary capacity) shall have acquired beneficial ownership or the right to acquire beneficial ownership of twenty percent (20%) or more of the outstanding shares of Community Federal Common Stock (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act") and the regulations promulgated thereunder); provided, however, that in calculating the number of shares owned by any person, no shares which were beneficially owned prior to the effective date of this Option Agreement shall be included.

     (c) In the event First M&F wishes to exercise the Option, it shall send to Community Federal a written notice (the date of which being herein referred to as "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise, and (ii) a place and date not earlier than three (3) business days nor later than twenty (20) business days from the Notice Date for the closing of such purchase ("Closing Date"); provided that if prior notification to or approval of the Federal Deposit Insurance Corporation ("FDIC") or any other regulatory authority is required in connection with such purchase, First M&F shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed.

     (d) The Option shall expire and terminate to the extent not previously exercised, upon the earliest to occur of the following (each a "Termination Event"):

           (i)  the Effective Date of the Merger; or

          (ii)  six (6) months after the occurrence of a Purchase Event; or

         (iii) the Merger Agreement is terminated, except for a termination resulting from a willful and material breach by Community Federal of any of its covenants or agreements in the Merger Agreement or from the failure of the stockholders of Community Federal to approve the Merger; or

          (iv)  March 31, 2000.

     (e) Notwithstanding the termination of the Option, First M&F shall be entitled to purchase any shares with respect to which it has exercised the Option in accordance with the terms hereof prior to the termination of the Option. The termination of the Option shall not affect any rights hereunder which by their terms extend beyond the date of such termination.

4.   Payment and Delivery of Certificates.
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     (a)  At the closing referred to in Section 3 hereof, First M&F shall pay to
Community Federal the aggregate purchase price for the shares of Community Federal Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by Community Federal or by federal funds check if no account has been designated.

     (b) At such closing, simultaneously with the delivery of cash as provided in subsection (a), Community Federal shall deliver to First M&F a certificate or certificates representing the number of shares of Community Federal Common Stock purchased by First M&F and First M&F shall deliver to Community Federal a letter agreeing that First M&F will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

5.   Representations.
     ---------------

     Community Federal hereby represents, warrants and covenants to First M&F as follows:

     (a) Community Federal shall at all times maintain sufficient authorized but unissued shares of Community Federal Common Stock so that the Option may be exercised without authorization of additional shares of Community Federal Common Stock.

     (b) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

     (c) Community Federal will not, by amendment of its articles of incorporation or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by it; and will promptly take all action as may from time to time be required (including cooperating fully with First M&F in preparing applications or notices and providing information with respect to regulatory approval) in order to permit First M&F to exercise the Option and Community Federal duly and effectively to issue shares of Community Federal Common Stock pursuant hereto.

6.   Adjustment Upon Changes in Capitalization.
     -----------------------------------------

     If Community Federal should split or combine the Community Federal Common Stock, or pay a stock dividend or other stock distribution in Community Federal Common Stock, or otherwise change the Community Federal Common Stock into any other securities, or make any other dividend or distribution in respect of the Community Federal Common Stock (other than normal cash dividends), then the number of shares of Community Federal Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.9% of the number of shares of Community Federal Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 6 shall be deemed to authorize Community Federal to breach any provisions of the Merger Agreement. Whenever the number of shares of Community Federal Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 6, the Option exercise price shall be adjusted by multiplying the Option exercise price by a fraction, the numerator of which shall be equal to the number of shares of Community Federal Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Community Federal Common Stock purchasable after the adjustment.

7.   Registration Rights.
     -------------------

     Community Federal shall, if requested by First M&F, as expeditiously as possible file a registration statement with the FDIC, if necessary, in order to permit the sale or other disposition of this Option and/or the shares of Community Federal Common Stock acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by First M&F. First M&F shall provide all information reasonably requested by Community Federal for inclusion in any registration statement to be filed hereunder. Community Federal will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 270 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The first registration effected under this Section 7 shall be at Community Federal's expense except for underwriting commissions and the fees and disbursements of First M&F's counsel attributable to the registration. A second registration may be requested hereunder at First M&F's expense. In no event shall Community Federal be required to effect more than two registrations hereunder. If requested by Community Federal, in connection with any such registration, First M&F will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included by a selling shareholder in such underwriting agreements.

8.   Certain Puts.
     ------------

     (a) Upon the occurrence of a Purchase Event that occurs prior to termination of the Option, (i) at the request of First M&F, delivered while the Option (in whole or part) is exercisable, Community Federal shall repurchase the Option from First M&F at a price equal to (x) the amount by which (a) the market/offer price (as defined below) exceeds (b) the Option exercise price, multiplied by (y) the number of shares for which the Option may then be exercised; and (ii) at the request from time to time of the owner of shares purchased pursuant to the Option, delivered while the Option (in whole or part) is exercisable (or, if it has been fully exercised, would have been exercisable had such exercise not been made). Community Federal shall repurchase such number of the shares issued pursuant to the Option from the owner as the owner shall designate at a price equal to (x) the market/offer price multiplied by the number of such shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Community Federal Common Stock at which a tender offer or exchange offer therefor has been made after the date hereof, (ii) the price per share of Community Federal Common Stock to be paid by any third party pursuant to any merger, consolidation, share exchange or other agreement with Community Federal entered into after the date hereof, (iii) the average closing price for shares of Community Federal Common Stock within the 30-day period immediately preceding the date First M&F gives notice of the required repurchase of this Option or the owner gives notice of the required repurchase of shares, as the case may be, or (iv) in the event of a sale of all or substantially all of Community Federal's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Community Federal as determined by a nationally recognized investment banking firm selected by the parties (or by an arbitrator if they cannot agree) divided by the number of shares of Community Federal Common Stock outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the parties (or by an arbitrator if they cannot agree), and such determination shall be conclusive and binding on all parties.

     (b) First M&F or the owner, as the case may be, may exercise its right to require Community Federal to repurchase the Option and any shares pursuant to this Section 8 by surrendering for such purpose to Community Federal, at its principal office, this Option Agreement or certificates for the shares, as applicable, accompanied by a written notice or notices stating that First M&F or the owner, as the case may be, elects to require Community Federal to repurchase the Option and/or the shares in accordance with the provisions of this Section
8. As promptly as practicable, and in any event within five (5) business days after the surrender of the Option and/or certificates representing shares and the receipt of such notice or notices relating thereto, Community Federal shall deliver or cause to be delivered to First M&F or the owner of the applicable repurchase price therefor or the portion thereof that Community Federal is not then prohibited from so delivering under applicable law and regulation or as a consequence of administrative policy.

     (c) Community Federal hereby undertakes to use its best efforts to obtain all required regulatory and legal consents and to file any required notices in order to accomplish any repurchase contemplated by this Section 8. Nonetheless, to the extent that Community Federal is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the shares in full, Community Federal shall immediately so notify First M&F and the owner and thereafter deliver or cause to be delivered, from time to time, the portion of the repurchase price that it is no longer prohibited from delivering. If Community Federal at any time after delivery of a notice of repurchase pursuant to Section 8 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering the repurchase price in full (and Community Federal hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), First M&F and/or the owner may revoke its notice of repurchase either in whole or to the extent of the prohibition.

9.   Severability.
     ------------

     If any term, provision, covenant or restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option will not permit the holder to acquire the full number of shares of Community Federal Common Stock provided in Section 2 hereof (as adjusted pursuant to Section 6 hereof), it is the express intention of Community Federal to allow the holder to acquire or to require Community Federal to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

10.  Miscellaneous.
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     (a)  Extension.  The period for exercise by First M&F and its assignees of
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any rights under this Option Agreement shall be extended (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

     (b ) Consents.  Each of First M&F and Community Federal will use its best
          --------
efforts to make all filings with, and to obtain consents of, all third parties and regulatory authorities necessary to the consummation of the transactions contemplated by this Option Agreement.

     (c)  Expenses.  Except as otherwise expressly provided herein or in the
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Merger Agreement each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     (d)  Entire Agreement.  Except as otherwise expressly provided herein or in
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the Merger Agreement, this Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior agreements or understandings with respect thereto, written or oral. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereof, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

     (e)  Assignment.  Neither of the parties hereto may assign any of its
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rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Purchase Event shall have occurred and be continuing First M&F may assign in whole or in part its rights and obligations hereunder; provided, however, that until the date thirty (30) days following the date on which the FDIC approves an application by First M&F to acquire the shares of Community Federal Common Stock subject to the Option, First M&F may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the rights to purchase in excess of two percent (2%) of the Community Federal Common Stock,
(iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on First M&F's behalf or (iv) any other manner approved by the FDIC.

     (f)  Notices.  All notices or other communications which are required or
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permitted hereunder shall be in writing and sufficient if delivered personally or sent by overnight express or by registered or certified mail, postage prepaid, addressed as follows:


                                Community Federal
                                -----------------
               Community Federal Bancorp, Inc.
               333 Court Street
               Tupelo, MS 38802
               Attn: H. Lewis Whitfield
               Fax Number: (601) 842-3187

               Copy to: John P. Soukenik, Esq.
                        Elias, Matz, Tiernan & Herrick L.L.P.
                        734 15th Street, N.W.
                        Washington, D.C.  20005
                        Fax Number: (202) 347-2172

                                    First M&F
                                    ---------
               First M&F Corporation
               221 E. Washington
               Kosciusko, MS 39090
               Attn: Scott M. Wiggers
               Fax Number: (601) 289-7753

               Copy to: Craig N. Landrum, Esq.
                        Watkins Ludlam Winter & Stennis, P.A.
                        633 N. State Street
                        Jackson, MS 39202
                        Fax Number: (601) 949-4804

A party may change its address for notice purposes by written notice to the other party hereto.

     (g)  Counterparts. This Option Agreement may be executed in any number of
          ------------
counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     (h)  Specific Performance.  The parties agree that damages would be an
          --------------------
inadequate remedy for a breach of the provisions of this Option Agreement by either party hereto and that this Option Agreement may be enforced by either party hereto through injunctive or other equitable relief.

     (i)  Governing Law.  This Option Agreement shall be governed by and
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construed in accordance with the laws of the Mississippi applicable to agreements made and entirely to be performed within such state, and such federal laws as may be applicable.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the day and year first written above.

                         [signatures omitted]